Exhibit 99.1
ChinaCast Education Corporation Reports
Full Year 2008 Financial Results
•	2008 Revenues Increased 64% to $42.1 Million[1]

•	2008 Free Cash Flow Increased 137% to $23.0 Million[2]

•	Cash and Bank Balances together with Term Deposits of $86.7 Million as of December 31, 2008
BEIJING, March 16, 2009 — ChinaCast Education Corporation (the “Company” or “ChinaCast”) (Nasdaq GM:CAST), a leading for-profit, post-secondary and e-learning services provider in China, today announced its financial results for the full year 2008 ending December 31, 2008.
“We are pleased to report another year of strong growth thanks to the underlying strength of our core post-secondary degree programs and e-learning service businesses. We believe that the high visibility of earnings, strong free cash flow, and predictable growth inherent in our two business segments are key assets of ChinaCast,” stated Mr. Ron Chan, Chairman and Chief Executive Officer.
“We remain confident about our business and the growth of the education industry in China. Our strategy going forward will be to focus on further expanding our post-secondary degree programs and e-learning services and reducing our operating costs to improve margins while looking for strategic acquisitions that will further expand our footprint in China. While the global economy is experiencing a sharp downturn, we believe the post-secondary education sector in China continues to grow at a healthy pace and we look forward to increasing our market position in 2009,” concluded Mr. Chan.
Full Year 2008 Financial Results
ChinaCast is organized into two business segments: the E-Learning Group (‘ELG’), encompassing the Company’s core e-learning education service businesses, and the Traditional University Group (‘TUG’), offering accredited bachelor and diploma degree programs to students from the Foreign Trade and Business College (FTBC) campus in Chongqing.
Total Revenues — ChinaCast reported total revenues of $42.1 million for the full year ended December 31, 2008, compared to $25.7 million in 2007, a 64% increase year-over-year. The Company’s total revenue is comprised of service revenue and equipment revenue. In 2008, service revenue was $37.8 million compared to $20.4 million in 2007, an 85% increase year-over-year. In 2008, equipment revenue was $4.3 million compared to $5.3 million in 2007, a 20% decrease year-over-year. ChinaCast also reports revenue by its two business segments, ELG and TUG:
•	E-Learning Group Revenue (ELG) — In 2008, total revenue from the ELG was $29.8 million compared to $25.7 million in 2007, a 16% increase year-on-year. ELG revenue is organized into three business services: university distance learning solutions; K-12

[1]	The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company’s Form 10K for the fiscal year ended December 31, 2008, and Form 10KSB for the fiscal year ended December 31, 2007, and are based on the historical exchange rate of US$1.0 = 6.8 RMB at December 31, 2008, for 2008, and US$1.0 = 7.30 RMB at December 31, 2007, for 2007.

[2]	Free cash flow is a non-GAAP measure defined as net cash provided by operating activities minus purchase of property and equipment.

distance learning and education content solutions; and vocational training, enterprise/government training and network services.
•	Post secondary education distance learning: Revenue from the post secondary education distance learning services business increased 51% from $9.5 million in 2007 to $14.3 million in 2008, which was the result of increased student enrollment, tuition fees and the full year contribution from the addition of another university partner, namely Tongji University. The total number of post-secondary students enrolled in courses using the Company’s distance learning platforms increased to 131,000 at the end of 2008 from 121,000 at the end of 2007.

•	K-12 and Content Delivery: Revenue from the K-12 and content delivery business has remained stable at around $9 million in 2007 and 2008. The number of subscribing schools for K-12 distance learning services has stabilized at 6,500.

•	Vocational Training, Enterprise/Government Training and Networking Services: Revenue from the vocational training, enterprise/government training and networking services business decreased 13% from $6.8 million in 2007 to $5.9 million in 2008, mainly due to the drop in equipment sales, the nature of which is not recurring.
•	Traditional University Group (TUG) Revenue — TUG was newly established in the second quarter of 2008 after the acquisition of Hai Lai, the holding company of the Foreign Trade and Business College of Chongqing Normal University (‘FTBC’). In 2008, TUG had total revenue of $12.2 million comprised of tuition revenue and other revenue (mainly accommodation and catering revenue). In 2008, FTBC had approximately 11,000 students and generated $10.4 million of tuition revenue and $1.8 million of other revenue (mainly accommodation and catering revenue).
Gross Profit and Gross Margin — Gross profit for 2008 was $20.3 million as compared to $14.0 million in 2007, a 45% increase year-over-year. Adjusted gross profit for 2008 was $22.4 million compared to $14.0 million in 2007, a 60% increase year-over-year. Gross profit margin, being the percentage of gross profit over revenue, was 48% for 2008 compared to 55% in 2007. Adjusted gross profit margin, being the percentage of adjusted gross profit over revenue was 53% for 2008 compared to 55% in 2007. The adjusted gross profit and adjusted gross profit margin is computed net of impairment loss on acquired intangible assets. In 2008, impairment loss on acquired intangible assets charged to the cost of revenue was $2.1 million as compared to $0.0 million in 2007, which was associated with the Company’s purchase in June 2007 of a ten year license to use the Modern English brand name. This is a one-time, non-cash charge to cost of revenue and management does not believe the fundamental operations of the program have been affected by the impairment.
Net Income, Net Income Margin and EPS — Net income for 2008 was $6.3 million as compared to $8.0 million in 2007, a decrease of 22%. Adjusted net income was $12.0 million in 2008, compared to $8.1 million in 2007, an increase of 48%. Net income margin, being the percentage of net income over revenue, was 15% for 2008 compared to 31% in 2007. Adjusted net income margin, being the percentage of adjusted net income over revenue, was 29% for 2008 compared to 32% in 2007. EPS (diluted) for 2008 was $0.20 on 30,691,742 diluted shares outstanding, compared to $0.29 on 27,975,731 diluted shares outstanding in 2007, a decrease of 29%. Adjusted EPS (diluted) for 2008 was $0.39, compared to $0.29 in 2007, an increase of 35%. Adjusted net income, net income margin and EPS are computed net of share based compensation, impairment loss on acquired intangible assets and impairment loss on cost method of investment. In 2008, the charge related to share based compensation was $2.3 million as compared to $0.07 million in 2007, a 3,093% increase year-over-year. In 2008, the impairment loss on acquired intangible assets, which was charged to cost of revenues, was $2.1 million as compared to $0.0 million in 2007, as described above. In 2008, the impairment loss on cost method of investment was $1.3 million, compared to $0.0 million in 2007, which was associated with the Company’s investment in the Tongfang Chuangxin ELG joint venture. This was a non-cash charge and no future charges are expected.
EBITDA and EBITDA Margin — EBITDA for 2008 was $19.4 million compared to $8.2 million in 2007, a 135% increase year-over-year. EBITDA margin, being the percentage of EBITDA over revenue was 46% for 2008 compared to 32% in 2007.
Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits totaled $86.7 million as of December 31, 2008, compared to $100.7 million as of December 31, 2007. The decrease was primarily due to the settlement of the acquisition consideration of Hai Lai, the holding company of FTBC.
Free Cash Flow — Free cash flow is a non-GAAP measure defined as net cash provided by operating activities minus purchase of property and equipment. In 2008, net cash provided by operating activities was $31.3 million compared to $10.0 million in 2007, a 211% increase year-over-year, mainly due to the profit earned and the receipt of tuition fee from students by the TUG for the 2008-2009 academic year. In 2008, purchase of property and equipment was $8.3 million compared to $0.4 million in 2007, a 2,152% increase mainly due to the additional property and equipment which resulted from the acquisition of Hai Lai (the holding company of FTBC). Thus, free cash flow in 2008 was $23.1 million compared to $9.7 million in 2007, a 137% increase year-over-year.
Financial Outlook for 2009
For the full year ending December 31, 2009, the Company estimates that revenue will be between $49 million to $51 million and adjusted net income between $14 million to $16 million, which does not include shared-based compensation and impairment charges. This is the Company’s current and preliminary view, which is subject to change.
Conference Call Information
ChinaCast Education’s management team will host an earnings conference call at 8 AM on Tuesday, March 17, 2009, U.S. Eastern Time (8 PM on March 17, 2009, Beijing/Hong Kong time). The dial-in details for the earnings conference call are as follows:
U.S./Canada Toll Free: +1-877-857-6150; International: +1-719-325-4762
A replay of the conference call will be available at the following numbers from 11:30 am Tuesday, March 17, 2009, U.S. Eastern Time, until 11:30 pm Monday, March 30, 2009, U.S. Eastern Time. U.S./Canada
Toll Free: +1-888-203-1112; International: +1-719-457-0820; Pass Code: 1643924
Additionally, a live and archived version of the earnings call will be available at http://www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.
About ChinaCast Education Corporation
Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides its post-secondary degree programs through its 80% ownership in the holding company of the Foreign Trade and Business College (or ``FTBC’’) of Chongqing Normal University. FTBC offers career-oriented bachelor’s degree and diploma programs in business, economics, trade, tourism management, advertising, language, IT and music. These degree and diploma programs are fully accredited by the PRC Ministry of Education. The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.
Safe Harbor Statement
This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2008. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as ``anticipate,’’ ``estimate,’’ ``expect,’’ ``believe,’’ ``will likely result,’’ ``outlook,’’ ``project’’ and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted gross profit, adjusted gross profit margin, adjusted net income, adjusted net-income margin, adjusted EPS, EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our ”recurring core business operating results.” These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Contact:

ChinaCast Education Corporation Michael J. Santos, Chief Marketing Officer +1-202-361-3403 mjsantos@chinacasteducation.com www.chinacasteducation.com	HC International Ted Haberfield, Executive Vice President +1-760-755-2716 thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)

	Group	Group
	As at	As at
	31/12/2007	31/12/2008
	US'000	US'000
ASSETS
Current assets:
Cash and cash equivalents	18,988	32,372
Term deposits	81,749	54,265
Accounts receivables	4,838	4,791
Inventory	276	209
Prepaid expenses and other current assets	976	1,322
Amount due from related parties-non trade	445	366

Total current assets	107,272	93,325

Non-current assets:
Investment in subsidiaries	—	—
Due from subsidiaries	—	—
Non-current deposits	267	101
Plant and equipment	1,522	41,762
Land use rights	—	17,909
Acquired intangible assets, net	2,984	4,607
Deferred tax assets	—	—
Long term investment	1,529	768
Non-current advances to a related party	16,426	16,208
Goodwill	235	45,784
Total assets	130,235	220,464

LIABILITIES, MINORITY INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Account payable	1,785	1,686
Accrued expenses, deferred revenue and other current liabilitie	s 6,735	19,530
Deferred revenue	576	12,408
Amount due to related party		166
Income tax payable	4,279	7,440
Current portion of long term bank loans	—	2,941

	Group	Group
	As at	As at
	31/12/2007	31/12/2008
	US'000	US'000
Current portion of capital lease obligation	5	175
Other borrowings	—	161

Total current liabilities	13,380	44,507

Bank borrowing -non current portion	—	8,588
Capital lease obligation/bank loan, net of current portion	—	194
Deferred tax liability	—	3,093
Unrecognized tax benefits	3,821	6,561

Total non current liabilities	3,821	18,436

Total liabilities	17,201	62,943

Minority interests	2,810	6,556

CHINACAST EDUCATION CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share-related data)

	Group	Group	YoY
	12 months ended	12 months ended	% change
	31/12/2007	31/12/2008	+/(-)
	US'000	US'000
Revenues
Service	20,397	37,813	85%
Equipment	5,319	4,251	-20%

	25,716	42,064	64%

Cost of revenues
Service	(6,277)	(17,479)	178%
Equipment	(5,435)	(4,283)	-21%

	(11,712)	(21,762)	86%

Gross profit	14,004	20,302	45%

Operating (expenses) income:
Selling and marketing expenses	(910)	(1,044)	15%
General and administrative expenses	(7,554)	(10,247)	36%
Foreign exchange loss	(572)	(171)	-70%
Management service fee	2,471	951	-62%
Other operating income	0	5

Total operating expenses, net	(6,566)	(10,506)	60%

Income from operations	7,438	9,796	32%
Impairment loss on cost method investment	—	(1,250)	-189%
Gain on disposal of cost method investment	1,407	—	4%
Interest income	2,761	2,862	4%
Interest expense	(5)	(378)	7155%

Income before provision for income taxes, earnings in equity investments, and minority interest	11,601	11,030	-5%
Provision for income taxes	(2,913)	(3,586)	23%

Net income before earnings in equity investments and minority interest	8,688	7,444	-14%
Earnings in equity investments	(158)	(65)	-59%
Minority interest	(445)	(1,106)	149%

Income from continuing operations	8,085	6,273	-22%

Discontinued operations
Loss from discontinued operations, net of taxes	(19)	0
Minority interest in discontinued operations, net of taxes	(31)	0

	Group	Group	YoY
	12 months ended	12 months ended	% change
	31/12/2007	31/12/2008	+/(-)
	US'000	US'000
Loss on discontinued operations	(50)	0

Net income	8,035	6,273	-22%

Net income per share
Basic	0.30	0.21
Diluted	0.29	0.20
Weighted average shares used in computation
Basic	26,567,240	30,442,992
Diluted	27,975,731	30,691,742

CHINACAST EDUCATION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except share-related data)

	Group	Group
	12 months ended	12 months ended
	31/12/2007	31/12/2008
	US'000	US'000
Cash flows from operating activities:
Net income	8,035	6,273
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest in continuing operations	445	1,106
Minority interest in discontinued operations	31	—
Depreciation and amortization	720	5,111
Share-based compensation	73	2,331
Provision for bad debts
Loss (Gain) on disposal of property and equipment	—	(5)
Earnings in equity investments	158	65
Write-down of inventory	67	39
Impairment loss on cost method investment	—	1,250
Impairment loss on acquired intangible assets	—	2,132
Gain on disposal of cost method investment.	(1,407)	—
Changes in assets and liabilities:	—	—
Accounts receivable, net	427	283
Inventory	54	49
Prepaid expenses and other current assets	(478)	(230)
Non-current deposits	(270)	257
Amount due from related parties	(91)	112
Accounts payable	(277)	(1,642)
Accrued expenses and other current liabilities	535	3,355
Deferred revenues	555	7,525
Amount due to related parties	(18)	166
Income taxes payable	1,382	2,036
Deferred tax assets	24	—
Deferred tax liabilities	—	(333)
Unrecognized tax benefits	624	1,453

Net cash provided by operating activities

	Group	Group
	12 months ended	12 months ended
	31/12/2007	31/12/2008
	US'000	US'000
	10,089	31,333

Cash flows from investing activities:
Purchase of cost investment	—	(441)
Repayment from amounts due from related parties	—	—
Advances to related party	(198)	(3,866)
Repayment from advances to related party	1,561	5,292
Deposits for business acquisition	—	(2,794)
Return of deposit for the business acquisition	—	2,794
Purchase of property and equipment	(368)	(8,287)
Purchase of subsidiaries, net of cash acquired	—	(68,457)
Term deposits	(21,075)	33,495
Disposal of cost method investment	1,644	—
Disposal of property and equipment	—	36
Acquisition of brand name usage right	(3,087)	—
Net cash spent on disposal of subsidiary	(1,248)	—

Net cash used in investing activities	(22,771)	(42,228)

Cash flows from financing activities:
Capital distribution	(794)	—
Proceeds from Share Offering, net of issuance costs	—	9,447
Payment of expenses in connection with Share Exchange Transaction	(4,788)	—
Repayment of capital lease obligation	(20)	(192)
Other borrowings raised	—	882
Repayment of other borrowings	—	(1,691)
Repayment of advances from related parties	(582)	—
Exercise of warrants and issuance of restricted shares of common stock, net of issuance costs	—	14,487

Net cash provided by (used in) financing activities	(6,184)	22,933

Effect of foreign exchange rate changes	(237)	(50)
Net (decrease) increase in cash and cash equivalents	(19,103)	11,988
Cash and cash equivalents at beginning of the year	38,091	20,384

Cash and cash equivalents at end of period	18,988	32,372

Y

Reconciliations of non-GAAP results of operations	Group 12 months	Group 12 months	YoY % Change
measures to the nearest comparable GAAP measures	ended 31/12/2008	ended 31/12/2007
	US$ '000	US$ '000	+/(-)
Gross Profit	20,302	14,004	45%
Impairment Loss on Acquired Intangible Assets	2,132	0
Adjusted Gross Profit	22,434	14,004	60%

Net Income	6,273	8,035	-22%
Depreciation and Amortization	5,111	720	610%
Impairment Loss on Acquired Intangible Assets	2,132	0
Impairment Loss on Cost Method of Investment	1,250	0
Gain on Disposal of Cost Method of Investment	0	(1,407)	-100%
Shared Based Compensation	2,331	73	3093%
Interest Income	(2,862)	(2,761)	4%
Interest Expense	378	5	7460%
Provision for Income Taxes	3,586	2,913	23%
Earnings in Equity Investments	65	158	-59%
Minority Interest	1,106	445	149%
Loss from Discontinued Operations, Net of Taxes	0	19	-100%
Minority Interest in Discontinued Operations, Net of Taxes	0	31	-100%
EBITDA	19,370	8,231	135%

Net Income	6,275	8,035	-22%
Shared Based Compensation	2,331	73	3093%
Impairment Loss on Acquired Intangible Assets	2,132	0
Impairment Loss on Cost Method of Investment	(1,250)	0
Adjusted Net Income	11,988	8,108	48%

Fully Diluted Shares	30,691,742	27,975,731
EPS (Diluted)	0.20	0.29	-29%
Adjusted EPS (Diluted)	0.39	0.29	35%

Cash and Bank Balances together with	86,637	100,737	-14%
Term Deposits

Net Cash Provided by Operating Activities	31,333	10,089	211%
Purchase of Property and Equipment	-8,287	-368	2152%
Free Cash Flow	23,046	9,721	137%